UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 8, 2022

AST SpaceMobile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39040	84-2027232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Midland Intl. Air & Space Port 2901 Enterprise Lane Midland, Texas	79706
(Address of principal executive offices)	(Zip Code)

(432) 276-3966

(Registrant’s telephone number,

including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTS	The Nasdaq Global Select Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ASTSW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 8, 2022, AST SpaceMobile, Inc. (“we,” “us,” the “Company” or “AST”) entered into an Equity Distribution Agreement (the “Sales Agreement”) with Evercore Group L.L.C. and B. Riley Securities, Inc. (collectively, the “agents”) to sell shares of the Company’s Class A common stock, par value $0.0001 per share, having an aggregate sales price of up to $150.0 million (the “Shares”), from time to time, through an “at the market offering” program under which the agents will act as sales agents. The sales, if any, of the Shares made under the Sales Agreement will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended.

The agents will be entitled to total compensation at a commission rate of up to 3.0% of the gross sales price per Share sold. We have agreed to provide the agents with customary indemnification and contribution rights. We will also reimburse the agents for certain specified expenses in connection with the Sales Agreement. The Sales Agreement contains customary representations and warranties and conditions to the sale of the Shares pursuant thereto.

We are not obligated to sell any of the Shares under the Sales Agreement and may at any time suspend solicitation and offers thereunder. The offering of Shares pursuant to the Sales Agreement will terminate on the earlier of (1) the sale, pursuant to the Sales Agreement, of Shares having an aggregate sales price of $150.0 million, (2) the termination of the Sales Agreement by either us or the agents, as permitted therein or (3) the second anniversary of the signing of the Sales Agreement.

The Shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333- 265513). The Company filed a prospectus supplement on September 8, 2022 (the “Prospectus Supplement”) with the U.S. Securities and Exchange Commission in connection with the offer and sale of the Shares.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the Shares, nor shall there be an offer, solicitation or sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

The foregoing description of the Sales Agreement is only a summary and is qualified in its entirety by reference to the full text of the Sales Agreement which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Attached to this Current Report on Form 8-K as Exhibit 5.1, and incorporated by reference to the Prospectus Supplement, is the opinion of Sullivan & Cromwell LLP relating to the legality of the Shares.

As previously disclosed, on May 6, 2022, the Company entered into a Common Stock Purchase Agreement (the “Common Stock Purchase Agreement”) and a Registration Rights Agreement with B. Riley Principal Capital, LLC (“B. Riley”) to sell to B. Riley up to $75.0 million of shares of Class A Common Stock over a period of 24 months subject to certain limitations and conditions contained in the Common Stock Purchase Agreement. The Common Stock Purchase Agreement continues to be outstanding, however the Company has agreed under the Sales Agreement that it will not sell any Class A Common Stock pursuant to the Common Stock Purchase Agreement unless the Company notifies the agents under the Sales Agreement that it will not sell Shares under the Sales Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Equity Distribution Agreement, among AST SpaceMobile, Inc., AST & Science, LLC and Evercore Group L.L.C. and B. Riley Securities, Inc. dated September 8, 2022.
5.1	Opinion of Sullivan & Cromwell LLP.
23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (Formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2022	AST SpaceMobile, Inc.

	By:	/s/ Sean R. Wallace
	Name:	Sean R. Wallace
	Title:	Chief Financial Officer